UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2013

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey		07073
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Kid Brands, Inc. (the “Company”), specified domestic subsidiaries of the Company consisting of Kids Line, LLC, Sassy, Inc., I&J Holdco, Inc., CoCaLo, Inc. and RB Trademark Holdco, LLC (collectively with the Company, the “Borrowers”), Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent (the “Agent”), and the lenders party thereto from time to time (the “Lenders”), entered into a Credit Agreement as of December 21, 2012 (as amended from time to time, the “Credit Agreement”). As the Borrowers, the Agent and the Lenders agreed that it was in the interests of the parties to reduce the Aggregate Commitments under the Credit Agreement, effective as of December 16, 2013, the Borrowers, the Agent and the Lenders executed an Agreement Regarding Commitments (the “Agreement”), pursuant to which: (i) the Aggregate Tranche A Commitment under the Credit Agreement was reduced to $44.0 million, and (ii) the Aggregate Tranche A-1 Commitment under the Credit Agreement was reduced to $16.0 million. The Agent and the Lenders waived the termination fee of approximately $300,000 that would otherwise have been applicable to such commitment reduction. Notwithstanding the foregoing, the Borrowers will be permitted (upon irrevocable notice to the Agent) to increase the Aggregate Tranche A Commitment to $48.0 million, and the Aggregate Tranche A-1 Commitment to $17.0 million, at any time on or after January 15, 2014, provided that, among other things, applicable conditions to lending set forth in the Credit Agreement are satisfied, and prior to delivery of such notice, the Borrowers shall have delivered to the Agent an updated business plan demonstrating the need for such increase to the reasonable satisfaction of the Agent. The Agent has agreed to increase its Commitment (as a Lender) to the extent that any other Lender does not consent to the increases described above.

The reduced commitment amounts, assuming no subsequent increase, are expected to result in an annual unused commitment fee savings of approximately $100,000. The Company expects to record a non-cash charge for the unamortized portion of deferred financing costs in the fourth quarter of 2013 in the approximate amount of $440,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2013	KID BRANDS, INC.

	By:	/s/ Kerry Carr
Kerry Carr
EVP, Chief Operating Officer and Chief Financial Officer